Exhibit 10.18

ESCO CORPORATION ESOP RESTORATION PLAN

EFFECTIVE JANUARY 1, 2009

ESCO CORPORATION ESOP RESTORATION PLAN

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5.1	Distributions	4
5.2	Calculation of Annual Payments	5
5.3	Special Rule	5

ARTICLE 6 DEATH		5

6.1	Payment to Beneficiary	5
6.2	Beneficiary Designation	5

ARTICLE 7 PLAN ADMINISTRATION		5

7.1	Administrative Committee	5
7.2	Committee Powers and Duties	5
7.3	Company and Employer Functions	6
7.4	Claims Procedure	6

ARTICLE 8 MISCELLANEOUS PROVISIONS		8

8.1	Unsecured General Creditor	8
8.2	Employers’ Liability	8
8.3	Information Furnished	8
8.4	Applicable Law	8
8.5	Plan Binding on All Parties	8
8.6	Not Contract of Employment	8
8.7	Notices	9
8.8	Nonassignability	9
8.9	Successors	9
8.10	Incompetent	9
8.11	Saving Clause	9
8.12	Payment of Withholding	9
8.13	Coordination with Other Benefits	9
8.14	ERISA	10
8.15	Corporate Transaction	10

ARTICLE 9 AMENDMENT; TERMINATION		10

9.1	Amendment	10
9.2	Termination	10

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ESCO CORPORATION ESOP RESTORATION PLAN

ARTICLE 1
PURPOSE AND EFFECTIVE DATE

1.1           Purpose.  The purpose of this Plan is to provide Participants with benefits approximately equal to the increased benefits they would receive under the ESCO Corporation Employee Stock Ownership Plan if the ESOP did not impose certain limitations on the amount of compensation that may be taken into account.

1.2           Effective Date.  The Plan is effective as of January 1, 2009.

ARTICLE 2
DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

2.1           “Account” means the notional account evidenced by records maintained by the Committee for a Participant pursuant to Section 4.1.

2.2           “Account Balance” means the balance in the Participant’s Account.

2.3           “Beneficiary” means a person designated pursuant to Section 7.2 as entitled to benefits in the event of the death of a Participant.

2.4           “Board” means the Board of Directors of the Company.

2.5           “Code” means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated thereunder.

2.6           “Committee” means the Compensation Committee of the Board, which administers the Plan pursuant to Article 7.

2.7           “Company” means ESCO Corporation, an Oregon corporation and its successors.  The Company is the sponsor of the Plan.

2.8           “Company Stock”  means “Company Stock” as defined in the ESOP.

2.9           “Employer” means the Company or any Related Employer that has adopted the Plan with the approval of the Company.  Documentation of such adoption may include any special provisions that are to be applicable only to employees of the adopting Related Employer.

2.10         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.11         “ESOP” means the ESCO Corporation Employee Stock Ownership Plan, as amended.

2.12         “Excess Compensation” means (i) the excess of Total Compensation for the applicable calendar quarter over “Compensation” (as defined in the ESOP) for the applicable calendar quarter, plus (ii) amounts deferred under the ESCO Corporation Deferred Compensation Plan II that would have constituted “Compensation” (as defined in the ESOP, but without regard to the limitations set forth in section 401(a)(17) of the Code) if it had not been deferred.

2.13         “Participant” for any Plan Year means any employee of an Employer who participates in the Plan for such Plan Year in accordance with Article 2, or for whom an Account Balance is maintained in subsequent Plan Years.

2.14         “Plan” means the ESCO Corporation ESOP Restoration Plan, evidenced by this instrument, as amended from time to time.

2.15         “Plan Year” means the fiscal year of the Plan, which shall be the calendar year.

2.16         “Related Employer” means “Related Employer” as defined in the ESOP.

2.17         “Spouse” has the meaning set forth in the Defense of Marriage Act of 1996, as amended.

2.18         “Termination of Employment” except as provided in Section 8.15, means with respect to any employee of the Employer, the separation from service of the employee of the Employer with the Company and all affiliated and subsidiary entities that are considered part of a controlled group with the Company, pursuant to Code section 414(b) or (c), except that in applying Code section 1563 “fifty percent” shall be substituted for “eighty percent,” for any reason, including without limitation, quit, discharge, retirement, leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months or the period for which the employee’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than twenty percent (20%) of its prior level.  For this purpose, whether a Termination of Employment has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the employee of the Employer after a certain date or that the level of bona fide services the employee of the Employer will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services if the employee of the Employer has been providing services for less than 36 months).

2.19         “Total Compensation” means “Compensation” as defined in the ESOP, without regard to the limitations set forth in section 401(a)(17) of the Code.

2.20         “Unit” means a whole or fractional phantom stock unit.  The value of each Unit will be equal to the value of a single share of Company Stock.

ARTICLE 3
ELIGIBILITY

3.1           Eligibility.  All employees of the Employer who are Participants in the ESOP, who are determined by the Compensation Committee of the Board to be select management or highly compensated employees, and who have Excess Compensation during a Plan Year, are eligible to participate in the Plan.

3.2           Participation.  All eligible individuals participate automatically in the Plan.

ARTICLE 4
ACCOUNTS AND ACCOUNT CREDITS

4.1           Establishment of Accounts.  The Committee shall establish a notional Account for each Participant.

4.2           Account Credits.  For each Plan Year, the Committee shall credit a number of Units to the Participant’s Account equal in value to the sum of the following:

(a)           For each of the first three calendar quarters of the Plan Year, the number of shares of Company Stock allocated to the Participant’s Company Stock Account in the ESOP based on Compensation (as defined in the ESOP), including any shares of Company Stock allocated from Forfeitures (as defined in the ESOP) for such calendar quarter, divided by the Participant’s Compensation (as defined in the ESOP and limited to one fourth of the maximum annual amount of Compensation that may be taken into account in the ESOP for the Plan Year) for such calendar quarter, multiplied by the Participant’s Excess Compensation for such calendar quarter.

(b)           For the fourth calendar quarter of the Plan Year, the number of shares of Company Stock allocated to the Participant’s Company Stock Account in the ESOP based on Compensation (as defined in the ESOP), including any shares of Company Stock allocated from Forfeitures (as defined in the ESOP) for such fourth calendar quarter, divided by the Participant’s Compensation (as defined in the ESOP and limited to the maximum annual amount of Compensation that may be taken into account in the ESOP for the Plan Year, less the amounts of Compensation taken into account for the first three calendar quarters of the Plan Year pursuant to Section 4.2(a)), multiplied by the Participant’s Excess Compensation for such fourth calendar quarter.

(c)           The amount that would have been allocated to the Participant’s account in the ESOP from Dividends (as defined in the ESOP) if the number of shares of Company Stock determined for each calendar quarter pursuant to Section 4.2(a) had actually been allocated as of the last day of each such calendar quarter.

4.3           Adjustment of Accounts.  The Committee shall add to each Participant’s Account all Units credited pursuant to Section 4.2 and shall reduce the Account by forfeitures and by all distributions to the Participant or the Participant’s Beneficiary, subject to the following special rules:

(a)           Credits pursuant to Section 4.2 shall be made annually, as of December 31 of the Plan Year for which the credit relates, after the December 31 valuation of Company Stock, for the Plan Year for which the credit relates, is completed.

(b)           If the Company Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, the Committee shall make an appropriate adjustment in the number of Units in the Participant’s Account.

4.4           Vesting and Forfeitures.  A Participant’s Account shall vest at the same time and in the same manner as the Participant’s account vests under the ESOP.  Forfeitures shall occur in accordance with the provisions of the ESOP.

4.5           Statement of Accounts.  The Committee shall send statements to each Participant,  in such form and in such frequency as the Committee deems desirable, setting forth the Participant’s Account balance.

4.6           Tax Withholding.  The Participant’s share of applicable FICA and other payroll taxes on Units credited to his or her Account will be withheld from the compensation payable to the Participant, or otherwise collected from the Participant, in such amount at such time as determined by the Committee.

(a)            If Units credited to the Participants Account are vested at the time they are credited, the applicable FICA and other payroll taxes on Units credited to the Participant’s Account will be withheld at the approximate time of credit to the Participant’s Account.

(b)           If Units credited to the Participant’s Account are not vested at the time they are credited, the applicable FICA and other payroll taxes on the unvested Units will be withheld at the approximate time of vesting, with the amount subject to tax adjusted for the value of the Units at the time of vesting.

ARTICLE 5
DISTRIBUTIONS

5.1           Distributions.  In the event of a Termination of Employment, other than on account of death, the Participant’s Account, to the extent vested under Section 4.3, shall be distributed to the Participant in five annual installments, commencing in the calendar year immediately following the calendar year in which the Termination of Employment occurs, subject to Section 5.3.

5.2           Calculation of Annual Payments.  The initial annual installment shall be equal to the value of the Units in the Participant’s Account based on the most recent Company Stock valuation divided by five.  Each subsequent annual installment shall equal the value of the Units in the Participant’s Account based on the most recent Company Stock valuation immediately preceding the distribution divided by the number of remaining installments.  The final installment shall be equal to the Account Balance based on the most recent Company Stock valuation immediately preceding the final installment.

5.3           Special Rule.  If the Participant is a “specified employee” (a key employee as defined in section 416(i) of the Code of a corporation any stock in which is publicly traded on an established securities market or otherwise), the distributions under Section 5.1 shall not commence before the earlier of —

(a)            the date that is six months after the date of the Participant’s Termination of Employment, or

(b)           the date of death of the Participant.

ARTICLE 6
DEATH

6.1           Payment to Beneficiary.  If a Participant has a Termination of Employment on account of death, the Participant’s Account shall be paid to the Participant’s Beneficiary at the same time and in the same amounts as the Participant’s Account Balance would have been paid to the Participant if the Participant had survived but had a Termination of Employment on the actual date of death, except that Section 5.3(b) shall apply with respect to the actual date of death.  If a Participant dies following Termination of Employment but before all benefits have been paid, the remaining payments shall be paid to the Participant’s Beneficiary at the same time and in the same amounts as such payments would have been paid had the Participant survived.

6.2           Beneficiary Designation.  Each Participant may file a Beneficiary designation form with the Committee, in such form as the Committee may approve, naming a specific Beneficiary or Beneficiaries, subject to the rules that apply to designations of beneficiaries under the ESOP, including consent requirements, rules for determining beneficiaries in the absence of a valid designation, and disclaimers, with such changes as may be made by the Committee.

ARTICLE 7
PLAN ADMINISTRATION

7.1           Administrative Committee.  The Plan shall be administered by the Committee, who may delegate all or any part of that function.

7.2           Committee Powers and Duties.

(a)            The Committee shall interpret the Plan, shall decide any questions about the rights of Participants and their Beneficiaries and in general shall administer the Plan.  The Company intends the Plan to satisfy the requirements of Code Section 409A, the regulations thereunder, and any additional guidance provided by the Treasury Department.  Any decision by the Committee shall be final and bind all parties.  The Committee shall have absolute discretion to carry out its responsibilities.

(b)           The Committee shall be the Plan administrator under federal laws and regulations applicable to Plan administration and shall comply with such laws and regulations.  The General Counsel for the Company shall be the agent for service of process on the Plan at the Company’s address.

(c)            The Committee shall keep records of all relevant data about the rights of all persons under the Plan.  The Committee shall determine eligibility to participate; the time, manner, amount and recipient of payment of benefits; and the service of any Participant and shall determine the amount and time of distributions.

(d)           The Committee may delegate all or part of its administrative duties to one or more agents and may retain advisors to assist it.  The Committee may consult with and rely upon the advice of counsel who may be counsel for an Employer.

(e)            Each Employer shall furnish the Committee any information reasonably requested by it for Plan administration.

7.3           Company and Employer Functions.  All Company or Employer functions or responsibilities shall be exercised by the chief executive officer of the Company, who may delegate all or any part of those functions.  The Board and the Employers have no administrative or investment authority or function and are not Plan fiduciaries.  Membership on a Board of Directors shall not, by itself, cause a person to be considered a Plan fiduciary.

7.4           Claims Procedure.  Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Committee.

(a)           Initial Claim Review. If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and within 90 days of the receipt of such claim, or if the claim is a claim on account of “Disability” (as defined in the ESOP), within 45 days of the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i)            The specific reason or reasons for which the claim was denied;

(ii)           Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Committee relied to deny the claim;

(iii)          A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv)          An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review; and

(v)           In the case of an adverse determination of a claim on account of Disability, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such a rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the Claimant upon request.

If special circumstances require the extension of the 45-day or 90-day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional 90-day period, or if the claim is on account of Disability, for not more than two additional 30-day periods.

(b)           Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have 180 days in which to request a review of a claim regarding Disability, and will have 60 days in which to request a review of all other claims. The request must be in writing and delivered to the Committee. If no such review is requested, the initial decision of the Committee will be considered final and binding.

The Committee’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee shall consider all comments, documents, records and other information relating to the claim submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant’s right to bring an action under section 502(a) of ERISA. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.

The Committee’s decision on review shall be made not later than 60 days (45 days in the case of a claim on account of Disability) after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days (90 days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the Claimant shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the Claimant prior to the expiration of the initial 45-day or 60-day period.

Notwithstanding the foregoing, in the case of a claim on account of Disability:

(i)            the review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the benefit determination nor a subordinate of such person; and

(ii)           no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who has appropriate training and expertise in the field involving medical judgment.  Such health care professional will be a person who was not consulted in connection with the claim denial and is not a subordinate of the person who was consulted.

To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted such Claimant’s remedies under this Section 7.4.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1           Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of any Employer.  Any and all of the Employers’ assets shall be, and remain, their general, unpledged and unrestricted assets.  The Employers’ obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

8.2           Employers’ Liability.  Amounts payable to a Participant or Beneficiary under this Plan shall be paid from the general assets of the Employers (including without limitation the assets of any trust established to fund payment of obligations hereunder) exclusively.

8.3           Information Furnished.  The Committee may accept as correct and rely on any information furnished by an Employer.  The Committee may require satisfactory proof of age, marital status or other data from a Participant, or Spouse, Beneficiary.  The Committee may adjust any benefit and may recoup overpayments if an error in relevant data or calculation is discovered.

8.4           Applicable Law.  The Plan shall be construed according to the laws of Oregon except as preempted by federal law.

8.5           Plan Binding on All Parties.  The Plan shall be binding upon the heirs, personal representatives, successors and assigns of all present and future parties.

8.6           Not Contract of Employment.  The Plan shall not be a contract of employment between an Employer and any employee.  The Plan shall not prevent any Employer from discharging any employee at any time, with or without cause.  The Company may amend or terminate the Plan at any time, with sole discretion, in accordance with Section 9.1.

8.7           Notices.  Except as otherwise required or permitted under the Plan or applicable law, any notice or direction under the Plan shall be in writing and shall be effective when actually delivered or when deposited postpaid as first-class mail.  Notices to any Participant shall be directed to his or her last known address and notices to any Employer or the Committee shall be directed to:

General Counsel

ESCO Corporation

2141 NW 25th Ave.

Portland, OR  97210-2578

8.8           Nonassignability.  Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.9           Successors.  The provisions of this Plan shall be binding upon and inure to the benefit of the Employers and their successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

8.10         Incompetent.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate and/or such indemnification of the Committee, the Company and the Participant’s Employer and security, as it deems appropriate, in its sole discretion, prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant or the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

8.11         Saving Clause.  The Company intends the Plan to meet the requirements of Code Section 409A, the regulations thereunder, and any additional guidance provided by the Treasury Department.  Any Plan provision that does not meet such requirements shall be void.

8.12         Payment of Withholding.  As a condition of receiving benefits under the Plan, the Participant shall pay to the applicable Employer not less than the amount of all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or entitlement to benefits hereunder.  The Employer may withhold taxes from any benefits paid and/or from any other compensation paid, in its sole discretion.

8.13         Coordination with Other Benefits.  The benefits provided for a Participant and the Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its Related

Employers.  In no event shall distributions under the Plan have the effect of increasing payments otherwise due under the various retirement plans of the Company or its Related Employers.

8.14         ERISA.  The Plan is intended to qualify for exemption from ERISA Title I, Parts 2, 3 and 4, as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

8.15         Corporate Transaction.  If an Employer merges, consolidates, or otherwise reorganizes, or if its business or assets are acquired by another company, this Plan shall continue with respect to those eligible individuals who continue in the employ of the successor company.  The transition of employment from an Employer to the new company shall not be considered a Termination of Employment for purposes of this Plan.  In such event, however, a successor company may freeze all benefit accruals under this Plan as to Plan Participants on the effective date of the succession, by amending the Plan accordingly and notifying Participants within 30 days after the succession.  In no event may benefits accrued under the Plan be retroactively eliminated.

ARTICLE 9
AMENDMENT; TERMINATION

9.1           Amendment.  The Board or its delegate may amend the Plan at any time.  The chief executive officer of the Company may amend the Plan to make technical, administrative or editorial changes on advice of counsel to comply with applicable law or to simplify or clarify the Plan.  The chief executive officer may delegate the amendment authority.  The Plan may be amended retroactively to the extent required to qualify the Plan under section 409A of the Code and as otherwise permitted by applicable law and regulations.  No amendment shall reduce any Participant’s Account Balance, or the vested percentage of the Participant’s Account, as of the date the amendment is adopted or is effective, whichever is later.

9.2           Termination.

(a)           The Board or its delegate may terminate the Plan at any time, subject to the requirements of section 409A of the Code.

(b)           The Board may, in its discretion, provide by amendment to the Plan a right to the payment of all Account balances as a result of the liquidation and termination of the Plan where:

(i)            The termination and liquidation does not occur proximate to a downturn in the financial health of the Company and the participating Employers;

(ii)           The Plan and all arrangements required to be aggregated with the Plan under section 409A of the Code are terminated and liquidated;

(iii)          No payments, other than those that would be payable under the terms of the Plan and the aggregated arrangements if the termination and liquidation had not occurred, are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;

(iv)          All payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)           The Company and its affiliates, including the Employers, do not adopt a new arrangement that would be aggregated with any terminated arrangement under section 409A of the Code, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(c)           The Company may, in its discretion, by amendment liquidate and terminate the Plan where the termination and liquidation occurs within 12 months of a corporate dissolution taxed under section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 United States Code § 503(b)(1)(A), provided that all amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(i)            the calendar year in which the termination occurs;

(ii)           the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)          the first calendar year in which the payment is administratively practicable.

IN WITNESS WHEREOF, the Company has adopted this Plan as of January 1, 2009.

ESCO CORPORATION

By:	/s/ NICK BLAUWIEKEL

Dated: March 31, 2009.

FIRST AMENDMENT

TO THE

ESCO CORPORATION ESOP RESTORATION PLAN

The ESCO Corporation ESOP Restoration Plan, as effective January 1, 2009 (“Plan”), is amended effective January 1, 2011, pursuant to Section 9.1 of the Plan, as follows:

1.             Section 2.12 Excess Compensation is amended by replacing it, in its entirety, with the following:

2.12          “Excess Compensation” means (i) the excess of Total Compensation for the applicable calendar quarter over “Compensation” (as defined in the ESOP for purposes of allocations and accruals) for the applicable calendar quarter, plus (ii) amounts deferred under the ESCO Corporation Deferred Compensation Plan II that would have constituted “Compensation” (as defined in the ESOP for purposes of allocations, but without regard to the limitations set forth in section 401(a)(17) of the Code) if it had not been deferred.

2.             Section 2.19 Total Compensation is amended by replacing it, in its entirety, with the following:

2.19          “Total Compensation” means “Compensation” (as defined in the ESOP for purposes of allocations and accruals), without regard to the limitations set forth in section 401(a)(17) of the Code.

IN WITNESS WHEREOF, ESCO Corporation has caused this First Amendment to be executed on this 7th day of December, 2010

ESCO CORPORATION

/s/ NICK BLAUWIEKEL
Nick Blauwiekel
Vice President — Human Resources

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